EX-99.e.i

DISTRIBUTION AGREEMENT

This Distribution Agreement is made as of _____________, 2020, between Dimensional ETF Trust (the “Trust”), a Delaware statutory trust, and DFA Securities LLC (“DFA Securities”), a Delaware limited liability company.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and its shares of beneficial interest (“Shares”) are issued in distinct series, which correspond to distinct portfolios (each, a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Trust intends to create and redeem Shares of each Portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Trust’s registration statement; and

WHEREAS, DFA Securities is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, the Trust desires to retain DFA Securities to serve as principal underwriter in connection with the issuance and distribution of Creation Units of Shares of each Portfolio, hold itself available to coordinate the receipt and processing of orders for such Creation Units in the manner set forth in the Trust’s statutory or summary prospectuses (individually or collectively, the “Prospectus”) and statements of additional information (individually or collectively, the “SAI”); and

WHEREAS, DFA Securities is willing to act as principal underwriter of the Shares of each such Portfolio and class, if any, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

   (1)     The Trust hereby appoints DFA Securities, and DFA Securities accepts the Trust’s appointment, as the Trust’s exclusive agent to be the principal underwriter of the Trust to distribute, sell, and arrange for the sale of Shares or Creation Units of the Portfolios only to Authorized Participants (as that term is defined in the Prospectus) that have entered into agreements (each an “Authorized Participant Agreement”) for book-entry of The Depository Trust Company and the National Securities Clearing Corporation (“NSCC”) as described in the Prospectus and SAI to direct such orders to the Trust’s transfer agent (the “Transfer Agent”), all in accordance with the Prospectus and SAI. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies. Nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash Components, and as provided in and in accordance with the Prospectus and SAI.

(2) In carrying out its responsibilities under this Agreement, DFA Securities, at its own expense, shall execute Authorized Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, and provide for the purchase of Creation Units of the Portfolios by such Authorized Participants. The Authorized Participant Agreement shall include the following terms or terms materially similar to the following: Authorized Participant agrees to (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with FINRA rules and regulations, and the securities laws of any jurisdiction in which it sells Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Authorized Participant’s transactions in, and activities with respect to, the Shares; and (iii) not offer or sell Shares of any Portfolio in any state or jurisdiction where such Shares may not lawfully be offered and/or sold. DFA Securities shall not be liable for an Authorized Participant’s failure to comply with the terms of the Authorized Participant Agreement or any applicable rules or regulations. DFA Securities shall use commercially reasonable efforts to fulfill all direct requests from Authorized Participants for the Prospectus, SAI, and periodic Portfolio reports, as applicable. In addition, DFA Securities shall use commercially reasonable efforts to provide each Exchange with copies of the Prospectus to be provided to purchasers in the secondary market. DFA Securities shall use commercially reasonable efforts to make it generally known in the brokerage community that the Prospectus and SAI are available, including (i) advising each Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by DFA Securities with FINRA, and (iii) as may otherwise be required by the SEC.

(4) DFA Securities shall direct the Transfer Agent to accept orders for the purchase of Creation Units by Authorized Participants only to the extent purchase orders are actually received from Authorized Participants, and not in excess of such orders, and shall not avail itself of any opportunity for making a profit by expediting or withholding orders. The Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust or a Portfolio. DFA Securities shall direct the Transfer Agent to generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participants. DFA Securities shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(5) In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable FINRA Rules.

(6) DFA Securities shall utilize its best efforts to encourage and promote the sale of the Shares or Creation Units to Authorized Participants but is not obligated to sell any specific number of Creation Units. To this end, at its own expense, DFA Securities may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Shares or Creation Units. Any such material which refers to the Trust or its Portfolios shall be approved in writing by an executive officer of the Trust prior to dissemination.

(7) DFA Securities shall undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Trust or the Portfolios by its actions, conduct or contracts, except that DFA Securities is authorized to promote and process the sale of Creation Units to Authorized Participants.

(8) All Creation Units will be sold in the manner set forth in the Prospectus, SAI and (i) the Securities Act of 1933 (“1933 Act”), the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the rules of FINRA; and (iii) the rules of, and orders issued by the SEC to, the Exchanges ((i) through (iii) collectively, the “Rules and Regulations”). DFA Securities shall offer Creation Units for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made. DFA Securities shall offer Creation Units for sale only to Authorized Participants.

(9) Orders for Creation Units shall be directed to the Transfer Agent for acceptance on behalf of the appropriate Portfolio. At or prior to the time of delivery of any Creation Unit, DFA Securities shall direct the Authorized Participant to pay to the Trust’s custodian an amount in cash or other consideration as described from time to time in the Prospectus equal to the aggregate NAV of such Creation Units. Sales of Creation Units shall be deemed to be made when and where accepted by the Transfer Agent.

(10)   Each Portfolio shall be responsible for, and shall bear the costs of, registration of its Shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the costs of, its own registration as a securities dealer under Federal and state law and of its membership in FINRA and the cost of Prospectuses provided to persons who are not shareholders of the Portfolio.

(11)   The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith, but excluding any consequential or special damages), (i) arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended), or omitted to state a material fact therein required to be stated or necessary in order to make any statement therein made not misleading or (ii) arising out of any breach of any representation, warranty or covenant made by the Trust in this Agreement. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this provision with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares or Creation Units.

(12)   The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees, officers, employees and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith, but excluding any consequential or special damages) incurred based upon the 1933 Act or any other statute or common law and arising by reason of (i) any person acquiring any Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, insofar as the statement or omission was made in reliance upon and in conformity with written information furnished to the Trust by or on behalf of the Distributor, or (ii) any breach of any representation, warranty or covenant made by the Distributor in this Agreement.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this provision with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense, or if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s Shares or Creation Units.

(13)   No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of paragraphs (11) or (12) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. Paragraphs (11), (12) and (13) shall survive the termination of this Agreement.

(14)   The rights granted to DFA Securities under this Agreement shall be non-exclusive in that the Trust retains the right to make direct sales of Shares consistent with the terms of the then current Prospectus and SAI and applicable law, and to engage in other legally authorized transactions in its Shares which do not involve sales to the general public. Such other transactions may include, without limitation: (i) transactions between the Trust or any Portfolio and its shareholders only; (ii) transactions involving the reorganization of the Trust or any Portfolio; (iii) transactions involving the merger or combination of the Trust or any Portfolio with another corporation, trust, fund of a trust, or similar entity; or (iv) transactions with other registered or unregistered investment companies in accordance with any rule, regulation, or guidance of the SEC or its staff.

(15)   Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees of the Trust who are not “interested persons” (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of the Board of Trustees.

(16)   This Agreement shall terminate automatically in the event of its assignment, as such term is defined under the 1940 Act, and may be terminated by either party without penalty upon sixty (60) days’ written notice.

(17)    Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party giving notice: if to the Trust, at 6300 Bee Cave Road, Building One, Austin, Texas 78746, and if to DFA Securities, at 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(18)   This Agreement shall be construed in accordance with the laws of the State of Texas and the provisions of the 1940 Act. To the extent that the laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Trust and DFA Securities have caused this Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

DIMENSIONAL ETF TRUST

By:

DFA SECURITIES LLC

By:
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